Exhibit 4.2

FORM OF NOTE

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

GCI, LLC

4.750% SENIOR NOTE DUE 2028

CUSIP No. [              ]

ISIN No. [               ]1

No.________________	$____________________

Interest Payment Dates: April 15 and October 15
Record Dates: April 1 and October 1

GCI, LLC, a Delaware limited liability company (the “Issuer”, which term includes any successor entity under the Indenture hereafter referred to), for value received, promises to pay to ________________________ or registered assigns, the principal sum of _____________________ Dollars on October 15, 2028.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

[1]	Rule 144A Note CUSIP: 36166T AB6
Rule 144A Note ISIN: US36166TAB61
Regulation S Note CUSIP: U3625P AB6
Regulation S Note ISIN: USU3625PAB68

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated:

GCI, LLC

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

MUFG UNION BANK, N.A.,
as Trustee

By:
Name:
Title:

Dated:

(Back of Note)

4.750% Senior Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.            Interest. The Issuer promises to pay interest on the principal amount of this Note at the rate of 4.750% per annum from the date of original issuance until maturity. The Issuer will pay interest semi-annually on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date with respect to a Note issued on the Issue Date shall be April 15, 2021. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue payments of the principal, Purchase Price and Redemption Price of this Note from time to time on demand at a rate that is equal to the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) hereon from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.            Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) to the Holders of Notes at the close of business on April 1 and October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Any such installment of interest not punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such Interest Payment Date, and may be paid to the Holders at the close of business on a special interest record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be mailed to the Holders not less than 15 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The Notes will be payable as to principal, Redemption Price, Purchase Price and interest at the office or agency of the Issuer maintained for such purpose within the United States, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, or by wire transfer of immediately available funds with respect to Notes the Holders of which shall have provided wire transfer instructions to the Trustee or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.            Paying Agent and Registrar. Initially, MUFG Union Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer may act in any such capacity.

4.            Indenture. The Issuer issued $600 million in aggregate principal amount of the Notes under an Indenture dated as of October 7, 2020 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Indenture”) between the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such act for a statement of such terms. The Notes are general obligations of the Issuer.

5.            Optional Redemption. At any time before October 15, 2023, the Notes are redeemable at the option of the Issuer, in whole or in part, on not less than 15 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount of the Notes, plus the Applicable Premium as of, and accrued and unpaid interest to but not including the Redemption Date. At any time on or after October 15, 2023, the Notes are redeemable at the option of the Issuer, in whole or in part, on not less than 15 nor more than 60 days’ notice, at the following Redemption Prices (expressed as percentages of principal amount), plus accrued and unpaid interest to but not including the Redemption Date, if redeemed during the 12-month period commencing October 15 of the year indicated:

Year	Redemption Price

2023	102.375%
2024	101.188%
2025 and thereafter	100.000%

In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee by a method that complies with the requirements, as certified to it by the Issuer, of the principal securities exchange, if any, on which the Notes are listed at such time, and in compliance with the requirements of the relevant clearing system or, if the Notes are not listed on a securities exchange, or such securities exchange prescribes no method of selection and the Notes are not held through clearing system or the clearing system prescribes no method of selection, on a pro rata basis to the extent practicable, or if the pro rata basis is not practicable for any reason, by lot; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part.

The Issuer may at any time, and from time to time, purchase Notes by means other than redemption, whether pursuant to a tender offer, in open market transactions, pursuant to privately negotiated purchases or otherwise, subject to compliance with applicable securities laws.

6.            Optional Redemption Upon Qualified Equity Offerings. On or prior to October 15, 2023, the Issuer may, at its option, use the Net Cash Proceeds of one or more Qualified Equity Offerings to redeem up to a maximum of 40% of the original principal amount of the Notes (calculated to give effect to any issuance of Additional Notes) at a Redemption Price equal to 104.750% of the principal amount of the Notes, together with accrued and unpaid interest thereon to the Redemption Date, provided that not less than 60% of the principal amount of the Notes remain outstanding immediately following any such redemption and the redemption occurs within 180 days following the closing of such Qualified Equity Offering. In the event that less than all of the Notes are to be redeemed, the Trustee will select the particular Notes or portions thereof to be redeemed by a method that complies with the requirements, as certified to it by the Issuer, of the principal securities exchange, if any, on which the Notes are listed at such time, and in compliance with the requirements of the relevant clearing system or, if the Notes are not listed on a securities exchange, or such securities exchange prescribes no method of selection and the Notes are not held through clearing system or the clearing system prescribes no method of selection, on a pro rata basis or on as nearly a pro rata basis as is practicable, unless such method is otherwise prohibited. For the avoidance of doubt, the Trustee shall not be liable for selections made in accordance with the above or for selections made by the relevant securities exchange or by the Issuer.

7.            Mandatory Redemption. Except as set forth in Paragraph 9 below with respect to repurchases of Notes in certain events, the Issuer shall not be required to make mandatory redemption payments with respect to the Notes.

8.            Notice of Redemption. Subject to the provisions of the Indenture, a notice of redemption will be mailed at least 15 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

9.            Repurchase at Option of Holder.

(a)           If there is a Change of Control Triggering Event, the Issuer shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof except that no Note will be purchased in part if the remaining portion thereof would not be at least $2,000) of each Holder’s Notes at a Purchase Price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase, in accordance with the procedures set forth in the Indenture. Within 30 days following any Change of Control Triggering Event, the Issuer shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)           Any Net Available Cash from an Asset Sale not applied in accordance with Section 4.17 of the Indenture shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50 million, the Issuer will be required to make an offer to purchase (the “Prepayment Offer”) the Notes and Pari Passu Indebtedness, if any, that contains similar provisions requiring an Asset Sale prepayment offer, on a pro rata basis, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon (if any) to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture (or, in the event of Indebtedness that is discounted, at a price of the then accreted value thereof); provided, however, if any other such Pari Passu Indebtedness does not contain similar Asset Sale prepayment offer provisions with regard to the pro rata repayment of such other Indebtedness and the Notes, the Issuer will be required to purchase the Notes before purchasing any other such Indebtedness from such Excess Proceeds. If the aggregate principal amount of Notes surrendered for purchase by holders thereof exceeds the amount of Excess Proceeds allocated to the Notes, then the Trustee shall select the Notes to be purchased by a method that complies with the requirements, as certified to it by the Issuer, of the principal securities exchange, if any, on which the Notes are listed at such time, and in compliance with the requirements of the relevant clearing system or, if the Notes are not listed on a securities exchange, or such securities exchange prescribes no method of selection and the Notes are not held through clearing system or the clearing system prescribes no method of selection, on a pro rata basis to the extent practicable according to principal amount, or if the pro rata basis is not practicable for any reason, by lot, with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased and that no Note in a denomination of less than $2,000 shall be outstanding. For the avoidance of doubt, the Trustee shall not be liable for selections made in accordance with the above or for selections made by the relevant securities exchange or the Issuer. To the extent that any portion of the amount of Net Available Cash remains after compliance with this paragraph (such remaining Excess Proceeds, “Declined Excess Proceeds”) and, provided that all holders of Notes have been given the opportunity to tender their Notes for purchase as described in this paragraph in accordance with the Indenture, the Issuer or such Restricted Subsidiary may use such remaining amount for any purpose not otherwise prohibited by the Indenture and the amount of Excess Proceeds will be reset to zero.

10.           Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

11.           Persons Deemed Owners. The Holder of a Note may be treated as its owner for all purposes.

12.           Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer for the Notes), and any past Default, other than payment Defaults, or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder of a Note, the Indenture and the Notes may be amended or supplemented to (a) provide for the assumption by a successor entity of the obligations of the Issuer under the Indenture; (b) add Note Guarantees; (c) release Guarantors when permitted by the Indenture; (d) provide for security for the Notes (including provisions for the release of such security); (e) add to the covenants of the Issuer or any Restricted Subsidiary; (f) surrender any right or power conferred upon the Issuer; (g) provide for uncertificated Notes in addition to or in place of certificated Notes; (h) make any change that provides additional rights or benefits to the Holders of Notes or that does not materially adversely affect the rights of any Holder of the Notes under the Indenture; (i) cure any ambiguity, omission, defect or inconsistency; and (j) conform the text of the Indenture, the Note Guarantees or the Notes to any provision under the heading “Description of the Notes” in the Offering Memorandum.

13.           Defaults and Remedies. Events of Default include: (i) failure to make any payment of any principal of any of the Notes when the same becomes due and payable at maturity, upon acceleration, redemption, optional redemption, required purchase or otherwise; (ii) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (iii) failure to perform or comply with Section 5.1 of the Indenture; (iv) failure to comply with any other covenant or agreement in the Notes or in the Indenture and such failure continues for 30 days after written notice from the Trustee or the Holders of not less than 30% in aggregate principal amount of the Notes then outstanding; (v) a default under any Indebtedness for borrowed money by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) which results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness when due within any applicable grace period, in a total principal amount greater than the greater of (x) $75 million and (y) 25% of Trailing EBITDA of the Issuer and its Restricted Subsidiaries; (vi) any judgment or judgments for the payment of money in an uninsured aggregate amount in excess of the greater of (x) $75 million and (y) 25% of Trailing EBITDA of the Issuer and its Restricted Subsidiaries is rendered against the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) and is not waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect; (vii) certain events involving bankruptcy, insolvency or reorganization of the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together would constitute a Significant Subsidiary); and (viii) the Note Guarantee of any Guarantor ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor shall deny or disaffirm its obligations under the Indenture or the Note Guarantee of such Guarantor.

If an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Issuer) shall have occurred and be continuing, the Trustee or the Holders of not less than 30% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding, may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or interest, have been cured or waived as provided in the Indenture. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Issuer occurs, such amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders.

The Holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing Default, other than payment Defaults, with respect to the Notes or compliance with any provision of the Indenture and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

No Holder of the Notes will have any right to institute any proceeding with respect to the Indenture or the Notes or for any remedy thereunder or hereunder unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 30% in aggregate principal amount of the then outstanding Notes shall have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding, (iii) the Trustee shall not have received from the Holders of a majority in principal amount of the then outstanding Notes a direction inconsistent with such request, and (iv) the Trustee shall have failed to institute such proceeding within 60 days; provided, however, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

If a Default or Event of Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default or Event of Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action.

14.           Trustee Dealings with the Issuer. Subject to certain limitations, the Trustee under the Indenture, in its individual or any other capacity, may become owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates as if it were not Trustee.

15.           No Recourse Against Others. No past, present or future manager, director, officer, employee, member, shareholder, partner, agent, Affiliate or incorporator of the Issuer or any Subsidiary of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16.           Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.           Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.           Discharge Prior to Maturity. If the Issuer deposits with the Trustee or Paying Agent cash or U.S. Government Obligations sufficient to pay the principal or Redemption Price of, and interest on, the Notes to maturity or a specified Redemption Date and satisfies certain conditions specified in the Indenture, the Issuer will be discharged from the Indenture, except for certain Sections thereof.

19.           Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

20.           CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or repurchase and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to:

GCI, LLC
12300 Liberty Blvd.
Englewood, Colorado 80112
Attention: Senior Vice President/Finance

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name address and zip code)

and irrevocably appoint__________________________________________________________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	_________________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
(Participant in recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to elect to have all or any portion of this Note purchased by the Issuer pursuant to Section 4.17 (“Prepayment Offer”) or Section 4.15 (“Change of Control Offer”) of the Indenture, check the applicable boxes

☐ Prepayment Offer:	☐ Change of Control Offer:

in whole ☐	in whole ☐

in part ☐	in part ☐

Amount to be	Amount to be
purchased: $_________________	purchased: $_______________

Dated:	Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Participant in recognized signature guarantee medallion program)

Social Security Number or
Taxpayer Identification Number:

Schedule of Exchanges of Interests in the Global Note*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*            This schedule should be included only if the Note is issued in global form.